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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8 - K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): April 1, 2002

                                 Autodesk, Inc.
             (exact name of registrant as specified in its charter)

          Delaware                      000-14338                94-2819853
(State or Other Jurisdiction of   (Commission File Number)    (I.R.S. Employer
        Incorporation)                                       Identification No.)


                               111 McInnis Parkway
                              San Rafael, CA 94903
                    (Address of Principal Executive Offices)

                                 (415) 507-5000
              (Registrant's telephone number, including area code)


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     Item 2.   Acquisition or Disposition of Assets.
               ------------------------------------

     On April 1, 2002, Autodesk, Inc. ("Autodesk") completed its acquisition of Revit Technology Corporation ("Revit"), a Massachusetts-based developer of parametric building technology for building design, construction and management. Under the terms of the Agreement and Plan of Merger dated as of February 21, 2002 (the "Merger Agreement"), Autodesk acquired all of the issued and outstanding capital stock of Revit, in exchange for $133 million of cash consideration. In addition, unvested stock options to acquire Revit capital stock and outstanding shares of restricted common stock were assumed by Autodesk. These options and shares of restricted common stock were converted into options to purchase an equivalent number of shares of Autodesk common stock and an equivalent number of shares of restricted common stock of Autodesk common stock, based upon the acquisition share exchange ratio. Pursuant to the Merger Agreement, Revit became a wholly-owned subsidiary of Autodesk, as a result of the statutory merger of Rosie Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Autodesk, with and into Revit.

     Item 7.   Financial Statements and Exhibits.
               ---------------------------------

     (c)       Exhibits.
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               2.1  Agreement and Plan of Merger by and among Autodesk, Inc.,
                    Rosie Acquisition Corporation, Revit Technology Corporation and Irwin Jungreis as Stockholder Representative dated as of February 21, 2002.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             AUTODESK, INC.

April 16, 2002                               By:   /s/ Steve Cakebread
                                                -----------------------------
                                                Name:  Steve Cakebread
                                                Title: Senior Vice President and
                                                       Chief Financial Officer

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                                  EXHIBIT INDEX

Exhibit
Number
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  2.1     Agreement and Plan of Merger by and among Autodesk, Inc., Rosie
          Acquisition Corporation, Revit Technology Corporation and Irwin Jungreis as Stockholder Representative dated as of February 21, 2002.

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